MOOG INC.
SHORT TERM INCENTIVE PLAN
Effective September 28, 2025

Moog Inc. Short Term Incentive Plan
Purpose
The purpose of this Moog Inc. Short Term Incentive Plan (the “Plan”) is to attract, motivate and retain highly qualified officers, executives and leaders employed by Moog Inc. (the “Company”) and its subsidiaries (collectively, the “Company Group”), and to reward them according to the success of the Company by paying them annual bonuses (“Bonuses”) in cash and/or shares of the capital stock of the Company (“Company Stock”) contingent on Company performance or such other performance goals as may established under the Plan. This Plan shall apply to the paying of Bonuses with respect to the Company’s fiscal years after fiscal year 2025.

General
This Plan supersedes all prior short-term incentive plans; provided that the prior short-term incentive plan - the Moog Inc. 2025 Short Term Incentive Plan effective September 29, 2024 - shall apply to the payment of Bonuses with respect to fiscal year 2025. The Chief Executive Officer of the Company has full authority to establish levels of employees eligible to participate in the Plan (“Job Levels”) and to interpret, amend or modify the Plan at his sole discretion, with the exception of the application of the Plan to executive officers of the Company Group (the “Executive Officers”) and the award of Company Stock as a form of payment, which is solely within the purview of the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company. Notwithstanding the provisions described below for determining the amount of Bonus payable for each fiscal year, the determination to make a payment under the Plan and, if made, its allocation, are discretionary. The Committee with respect to Executive Officers and the Chief Executive Officer with respect to all other eligible employees may make, to the extent it or he or she deems appropriate in view of events occurring during the Plan Year, an increase or a decrease to any Bonus amount otherwise payable based on the bonus determination described below.

Plan Year
“Plan Year” refers to the fiscal year of the Company.

Eligibility
A Company Group employee is eligible to participate in the Plan and receive a Bonus for a Plan Year if the employee:
•is employed in an “eligible position,” that is, as an Executive Officer or in a position with a member of the Company Group determined to be in one of the designated Job Levels;
•is employed in an eligible position with a member of the Company Group at the start of the Plan Year, or is hired or promoted into an eligible position with a member of the Company Group during the Plan Year; and
•except as described below, is employed in an eligible position with a member of the Company Group on the date payment of the Bonus for a Plan Year is to be made.

Partial Service
The following rules will apply to employees who are employed in an eligible position for only a portion of the Plan Year or who are not employed in an eligible position on the date any Bonus would otherwise be payable in respect of a Plan Year:
•Retirement. An eligible employee who retires during or after a Plan Year will be eligible to receive a prorated amount of any Bonus earned for the Plan Year, based on active employment in an eligible position during the Plan Year, without regard to the requirement that the employee be employed on the payment date. Where retirement occurs before the end of a Plan Year, the employee will be eligible to receive a prorated bonus based on the number of completed days worked during that year. An employee will be considered a “Retiree” if, at the date on which employment terminates, he or she is at least age 55 and has completed at least 15 years of service or is age 65 or older.

Moog Inc. Short Term Incentive Plan
•Disability. An eligible employee who receives long-term disability (“LTD”) payments during a Plan Year under a Company Group LTD Plan or policy will be eligible to receive a prorated amount of any Bonus earned for the Plan Year. Any Bonus payment earned for the Plan Year will be reduced, based on the number of days the employee is absent on LTD leave during the Plan Year. LTD leave generally begins after six months of short-term disability leave. An eligible employee will receive employment credit under the Plan while on short-term disability leave. If an eligible employee ceases to qualify for LTD, and the eligible employee does not return to work with the Company Group at that time, the eligible employee will forfeit any right to receive any unpaid Bonus for the Plan Year.
•Death. An eligible employee who terminates from the Company Group on account of death during the Plan Year or before the date payment of the Bonus for a Plan Year is made will be eligible to receive a prorated amount of any Bonus earned for the Plan Year, based on the number of days of employment in an eligible position during the Plan Year, without regard to the requirement that the employee be employed on the payment date.
•Termination for Cause. Regardless of the provisions above, an eligible employee who is terminated by the Company Group for Cause, whether during or after the Plan Year, will immediately become ineligible and will forfeit any right to receive any unpaid Bonus for the Plan Year. Cause means termination of employment of an eligible employee under the Company Group’s generally applicable policies and procedures.
•Leave of Absence. An eligible employee on a Company Group-approved leave of absence during a Plan Year (other than disability leave) will be eligible to receive a prorated amount of any Bonus earned for the Plan Year, based on the number of days of active service performed by the eligible employee for the Company Group during the Plan Year. For this purpose, an eligible employee will be treated as continuing in active service with the Company Group for the first 90 days of the approved leave for purposes of calculating Bonus payments. If the Company Group-approved leave of absence ends for any reason prior to the date any Bonus for the Plan Year is paid, and the eligible employee does not return to work with the Company Group at that time, the eligible employee will forfeit any right to receive a Bonus for the Plan Year.
•New Hires/Promotions/Other Status Change. An employee who is hired into or promoted into an eligible position or otherwise has a position status change other than described above during the Plan Year will be eligible to receive a prorated amount of any Bonus earned, based on the number of days of employment in an eligible position during the Plan Year from the date of hire, promotion or status change.

Provided, however, that the foregoing partial service rules will be modified to the extent required by applicable law.

Separate Agreement
An eligible employee’s right to a Bonus under this Plan may be superseded by the terms of a separate agreement between the Company Group and the employee that precludes or provides for payment of a Bonus for a Plan Year under certain circumstances or upon the occurrence of certain events.

Moog Inc. Short Term Incentive Plan
Bonus Determinations
Bonuses for a Plan Year will be based on the achievement of one or more performance goals, as established by the Committee. Any performance goals may be expressed in terms of (i) Company or Company Group performance, (ii) the performance of any subsidiary, division, business unit, or segment, or (iii) individual performance. If Bonuses for a Plan Year are based on the achievement of more than one performance goal, each performance goal will be assigned a weighting and will be independently measured. The Committee may establish different performance goals for different groups of eligible employees. Any performance goals for a Plan Year will be established in writing by the Committee by not later than 90 days after the commencement of the Plan Year. The Committee has ultimate authority of goals for the CEO and Executive Officers. The CEO may approve goals for all other eligible employees.
The Bonus amount payable to an eligible employee for a Plan Year may be determined based on a single payout amount or a payout curve using a pre-established performance range. Any payout curve for a Plan Year will specify the payout levels at threshold performance, on-target performance, maximum performance, performance between threshold performance and on-target performance, and performance between on-target performance and maximum performance.

Any Bonus opportunity for a Plan Year will be expressed in terms of a percentage of an eligible employee’s Base Salary in effect on the last day of the Plan Year, prior to any annual salary increase for the following Plan Year, except that in the case of an eligible employee who retires or terminates employment on account of death during a Plan Year, Base Salary means the eligible employee’s annualized base rate of pay as of the date of his or her retirement or death, as applicable.

In the case of a full-time employee, “Base Salary” means the employee’s annualized base rate of pay. In the case of a part-time employee, “Base Salary” means the annualized base rate of pay as of the last day of the Plan Year based upon the eligible employee’s part-time standard hours. Subject to adjustment based on local law, “Base Salary” does not include bonuses, family allowances, meal allowances, vacation pay premiums, company car allowances and other perquisites of employment.

Time and Form of Payment
Any Bonuses payable with respect to a Plan Year will be paid following the end of the Plan Year. Payments, at the discretion of the Committee, may be made in the form of cash and/or stock. Payments will be made no later than 120 days following the end of the Plan Year.

Miscellaneous
Plan terms for employees in foreign jurisdictions are subject to modification as necessary to comply with local laws.

Bonuses payable under the Plan are subject to any required federal, state, local, foreign, and other applicable taxes and withholdings. The Plan will be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice of laws.

Nothing in the Plan confers upon any employee or other person any rights with respect to the continuation of employment by the Company Group or interferes in any way with the right of the Company Group at any time to terminate such employment or to increase or decrease the compensation payable to the employee from the rate in effect at the commencement of a Plan Year or to otherwise modify the terms of the employee’s employment.

Notwithstanding any other provisions in this Plan, any Bonus that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company Group pursuant to any such law, government regulation or stock exchange listing requirement, including the Moog Inc. Clawback Policy).

The Company reserves the right to amend any provision or terminate the Plan at any time and for any reason, with or without notice.